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                                                                      EXHIBIT 11

                           MIDCOM COMMUNICATIONS INC.
          COMPUTATION OF HISTORICAL AND PRO FORMA NET LOSS PER SHARE
                (AMOUNTS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                       THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                     -----------------------
                                                                                         1996         1995
                                                                                     -----------    --------
  Net loss                                                                           $   (14,500)   $ (1,336)
                                                                                     ===========    ========

  Shares outstanding

       Weighted average common shares outstanding                                         15,199       8,445

       Net effect of stock options and warrants granted
         during the 12 months prior to the filing of the registration statement with respect to the Company's initial public offering at less than the
         $11 offering price calculated using the treasury stock method and treated
         as outstanding for all periods presented                                         --             975
                                                                                     -----------    --------
       Historical weighted average shares outstanding                                     15,199       9,420

       Weighted average common shares giving effect to the redemption of Series A
         Redeemable Preferred Stock, calculated assuming net proceeds at the $11          --             840
         offering price                                                              -----------    --------

  Pro forma weighted average shares outstanding                                           15,199      10,260
                                                                                     ===========    ========
  Historical net loss per share                                                      $     (0.95)   $  (0.14)
                                                                                     ===========    ========
  Pro forma net loss per share                                                       $     (0.95)  $   (0.13)
                                                                                     ===========    ========